FIRST AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT
This FIRST AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT (including any exhibit attached hereto, this “Amendment”) is made and entered into as of January 28, 2019, by and among:
(i) Parker Drilling Company, a company incorporated under the Laws of Delaware (“Parker”), 2M-TEK, Inc., Anachoreta, Inc., Pardril, Inc., Parker Aviation Inc., Parker Drilling Arctic Operating, LLC, Parker Drilling Company of Niger, Parker Drilling Company North America, Inc., Parker Drilling Company of Oklahoma, Incorporated, Parker Drilling Company of South America, Inc., Parker Drilling Management Services, Ltd., Parker Drilling Offshore Company, LLC, Parker Drilling Offshore USA, L.L.C., Parker North America Operations, LLC, Parker Technology, Inc., Parker Technology, L.L.C., Parker Tools, LLC, Parker-VSE, LLC, Quail USA, LLC, and Quail Tools, L.P. (together with Parker, collectively, the “Company Parties”); and
(ii) the undersigned and non-Affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, among other securities, Unsecured Notes, Existing Preferred Stock and/or Existing Common Stock, that have executed and delivered counterpart signature pages to this Amendment to counsel to the Company Parties (the “Consenting Stakeholders”).
This Amendment collectively refers to the Company Parties and the Consenting Stakeholders as the “Parties” and each individually as a “Party.”
This Amendment amends that certain Restructuring Support Agreement, dated as of December 12, 2018, by and among the Company Parties and the Consenting Stakeholders (the “RSA”).1
RECITALS
WHEREAS, the Company Parties and the requisite Consenting Stakeholders desire to amend the RSA as set forth in this Amendment;
WHEREAS, Section 13 of the RSA permits modifications, amendments, or supplements to the RSA with the consent of the Company Parties and the requisite Consenting Stakeholders by written agreement; and
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees to amend the RSA as follows:

1 Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the RSA.

AMENDMENT
1.Amendment to the Restructuring Term Sheet. The Restructuring Term Sheet is amended to include, and shall be deemed to incorporate, the terms of the revised Plan attached hereto as Exhibit A.2 To the extent of any conflicts between the Restructuring Term Sheet and the Plan, the terms of the Plan shall control.
2.    Amendments to the RSA.
(a)    Section 1.01 of the RSA shall be amended to add a new defined term as set forth below:
“Initial Consenting Stakeholder” means those Consenting Stakeholders who executed the RSA on December 12, 2018, and are represented by Akin Gump.”.
(b)    The term “Consenting Stakeholder” or “Consenting Stakeholders”, as applicable, in each of the following provisions, shall be amended to “Initial Consenting Stakeholder” or “Initial Consenting Stakeholders”, as applicable:

i.	Section 4.01(b)(v);

ii.	Section 6.01(g);

iii.	Section 6.01(h);

iv.	Section 6.01(m);

v.	Section 14.22;

vi.	the final paragraph of the section captioned “Restructuring Transaction Overview” of the Restructuring Term Sheet; and

vii.	the first sentence of the first full paragraph under the section captioned “Registration Rights Agreement” of the Governance Term Sheet.
(c)    The definition of “Registration Rights Agreement” in Section 1.01 of the RSA shall be amended and restated in its entirety as follows:
“Registration Rights Agreement” means any agreements providing registration rights to the Initial Consenting Stakeholders on account of New Common Stock acquired by them pursuant to the Restructuring Transactions in accordance with this Agreement (including the Governance Term Sheet) and the Definitive Documents.”.
__________________________
2 For the avoidance of doubt, (i) the phrase “Assuming that Class 10 Existing Common Stock votes to accept the Plan” under the caption “Rights Offering” and (ii) the last sentence in the third column under the caption “Class 10”, each in the Restructuring Term Sheet, are each hereby deleted.

2

(d)    Section 12.02(a) of the RSA shall be amended and restated in its entirety as follows:
“(a)    the breach (other than an immaterial breach) by the Initial Consenting Stakeholders holding an amount of Unsecured Notes that would result in non-breaching Consenting Stakeholders holding less than two-thirds (2/3) of the aggregate principal amount of 2020 Notes or 2022 Notes of their undertakings, representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of notice of such breach; provided, however, that the Company Parties may only terminate this Agreement as to any Consenting Stakeholder individually and not as to all Parties for a breach described in the immediately preceding clause; provided, further, however, that the Company may terminate this Agreement as to any Consenting Stakeholder that is not an Initial Consenting Stakeholder individually, and not as to all Consenting Stakeholders, in connection with a breach (other than an immaterial breach) of any of such Consenting Stakeholder’s obligations, covenants, representations or warranties set forth in this Agreement, and such breach is continuing and is not timely cured within five (5) Business Days after the Company provides written notice to such Consenting Stakeholders of such breach (in which event upon failure to so cure within such time period). Notwithstanding the termination by the Company as to any Consenting Stakeholder that is not an Initial Consenting Stakeholder as set forth in the proviso in this Section 12.02(a), the Agreement and the transactions contemplated by this Agreement shall continue with respect to the all such other Consenting Stakeholders.
(e)    The initial clause in Section 13(b) of the RSA shall be amended and restated in its entirety as follows:
“(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Stakeholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate (as compared to other Consenting Stakeholders holding claims within the same class as provided for in the Restructuring Term Sheet), and adverse effect on any of the Company Claims/Interests held by any Initial Consenting Stakeholder or Saba (as defined in the Backstop Commitment Agreement, as amended), to the extent Saba executes a joinder to the RSA, then the consent of each such affected Initial Consenting Stakeholder or Saba, as applicable, shall also be required to effectuate such modification, amendment, waiver or supplement; provided, further that written consent of all Initial Consenting Stakeholders represented by Akin Gump as of the Agreement Effective Date (so long as such Consenting Stakeholders continue to hold Company Claims/Interests as of the relevant date) shall be required for any modification, amendment, waiver or supplement to this Agreement, or any other Definitive Document that modifies:”
(f)    The Plan attached hereto as Exhibit A shall be deemed to be the “Plan” under the RSA.

3

3.    Ratification. Except as specifically provided for in this Amendment (including the Plan), no waivers, releases, changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the RSA or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.
4.    Effect of Amendment. This Amendment shall be effective on the date hereof and at the time when all counterpart signatures have been executed and delivered by the Company Parties and the Consenting Stakeholders (the “Effective Time”), provided, however, that this Amendment shall be effective with regard to the Company Parties only upon the entry of a Bankruptcy Court order approving (i) this Amendment, or (ii) the Debtors’ assumption of the RSA, as amended by this Amendment. Following the Effective Time of this Amendment, whenever the RSA is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the RSA as amended by this Amendment. All references to the “Agreement”, “herein”, “hereof”, “hereto” or words of similar import in the RSA shall be deemed to include the RSA as amended by this Amendment.
5.    Waiver of Certain Termination Rights. The amendment to the RSA as set forth in this Amendment is being effectuated in accordance with the RSA, and, therefore, shall not constitute a termination event thereunder or otherwise constitute a breach by any of the Parties under the RSA.
6.    Headings. Titles and headings in this Amendment are inserted for convenience of reference only and are not intended to affect the interpretation of construction of this Amendment.
7.    Counterparts. This Amendment may be signed in one or more counterparts (including by means of facsimile, electronic mail, or PDF signature pages), each of which need not contain the signature of all Parties hereto, and all of such counterparts taken together shall constitute a single agreement.
8.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without giving effect to the conflict of laws principles thereof.
[Signature pages follow]

4

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.
Company Parties’ Signature Page to
the First Amendment to the Restructuring Support Agreement
PARKER DRILLING COMPANY
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
2M-TEK, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
ANACHORETA, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARDRIL, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER AVIATION INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING ARCTIC OPERATING, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING COMPANY OF NIGER
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING COMPANY NORTH AMERICA, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

5

PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING MANAGEMENT SERVICES, LTD.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING OFFSHORE COMPANY, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER DRILLING OFFSHORE USA, L.L.C.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER NORTH AMERICA OPERATIONS, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER TECHNOLOGY, INC.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER TECHNOLOGY, L.L.C.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER TOOLS, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
PARKER-VSE, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
QUAIL USA, LLC
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory
QUAIL TOOLS, L.P.
By:/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

6

EXHIBIT A

Plan

7

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

)
In re:	)	Chapter 11
)
PARKER DRILLING COMPANY, et al.,[3]	)	Case No. 18-36958 (MI)
)
Debtors.	)	(Jointly Administered)
)
AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF PARKER DRILLING COMPANY AND ITS DEBTOR AFFILIATES

KIRKLAND & ELLIS LLP	JACKSON WALKER L.L.P.
KIRKLAND & ELLIS INTERNATIONAL LLP	Patricia B. Tomasco (TX Bar No. 01797600)
Brian E. Schartz, P.C. (TX Bar No. 24099361)	Matthew D. Cavenaugh (TX Bar No. 24062656)
Anna G. Rotman, P.C. (TX Bar No. 24046761)	1401 McKinney Street, Suite 1900
609 Main Street Houston, Texas 77002	Houston, Texas 77002 Telephone: (713) 752-4284
Telephone: (713) 836-3600	Facsimile: (713) 308-4184
Facsimile: (713) 836-3601	Email: ptomasco@jw.com
Email: brian.schartz@kirkland.com anna.rotman@kirkland.com	mcavenaugh@jw.com
-and-	Proposed Co-Counsel to the Debtors
James H.M. Sprayregen, P.C.	and Debtors in Possession
Laura E. Krucks (admitted pro hac vice)
300 North LaSalle Street
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com laura.krucks@kirkland.com
-and-
Christopher J. Marcus, P.C. (admitted pro hac vice)
Matthew Fagen (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: christopher.marcus@kirkland.com
matthew.fagen@kirkland.com

Co-Counsel to the Debtors
and Debtors in Possession

Dated: January 23, 2019

3 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Parker Drilling Company (8660); 2M-TEK, Inc. (1761); Anachoreta, Inc. (3667); Pardril, Inc. (4469); Parker Aviation Inc. (6372); Parker Drilling Arctic Operating, LLC (6834); Parker Drilling Company of Niger (4204); Parker Drilling Company North America, Inc. (6381); Parker Drilling Company of Oklahoma Incorporated (8949), Parker Drilling Company of South America, Inc. (0657); Parker Drilling Management Services, Ltd. (7200); Parker Drilling Offshore Company, LLC (9092); Parker Drilling Offshore USA, L.L.C. (1469); Parker North America Operations, LLC (1180); Parker Technology, Inc. (6129); Parker Technology, L.L.C. (1875); Parker Tools, LLC (8864); Parker-VSE, LLC (2282); Quail USA, LLC (8885); and Quail Tools, L.P. (1471).  The Debtors’ service address is:  5 Greenway Plaza, Suite 100, Houston, Texas 77046.

9
KE 46222471

TABLE OF CONTENTS
Page
INTRODUCTION    1

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW, AND OTHER REFERENCES    1
A.    Defined Terms    1
B.    Rules of Interpretation    13
C.    Computation of Time    13
D.    Governing Law    13
E.    Reference to Monetary Figures    14
F.    Reference to the Debtors or the Reorganized Debtors    14
G.    Controlling Document    14

ARTICLE II. ADMINISTRATIVE AND PRIORITY CLAIMS    14
A.    Administrative Claims    14
B.    Professional Fee Claims    14
C.    Priority Tax Claims    15
D.    DIP Claims    15
E.    Statutory Fees    15

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS    15
A.    Classification of Claims and Interests    15
B.    Treatment of Classes of Claims and Interests    16
C.    Special Provision Governing Unimpaired Claims    19
D.    Elimination of Vacant Classes    19
E.    Voting Classes; Presumed Acceptance by Non-Voting Classes    20
F.    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code    20
G.    Intercompany Interests    20
H.    Subordinated Claims and Interests    20

ARTICLE IV. PROVISIONS FOR IMPLEMENTATION OF THE PLAN    20
A.    General Settlement of Claims, Interests, and Causes of Action    20
B.    Restructuring Transactions    20
C.    New Second Lien Term Loan    21
D.    Issuance and Distribution of New Common Stock    21
E.    Issuance and Distribution of New Warrants    21
F.    Rights Offering    22
G.    Exit Facility    22
H.    Management Incentive Plan    23
I.    Management of Reorganized Parker    23
J.    Exemption from Registration Requirements    23
K.    Vesting of Assets    23
L.    Cancelation of Instruments, Certificates, and Other Documents    24
M.    Corporate Action    24
N.    Corporate Existence    24

TABLE OF CONTENTS (CONT’D)
Page

O.    New Organizational Documents    25
P.    Effectuating Documents; Further Transactions    25
Q.    Section 1146(a) Exemption    25
R.    Directors and Officers    26
S.    Employee Arrangements of the Reorganized Debtors    26
T.    Preservation of Causes of Action    26
U.    Indenture Trustee Expenses    27

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES    27
A.    Assumption or Rejection of Executory Contracts and Unexpired Leases    27
B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases    28
C.    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases    28
D.    Indemnification    29
E.    Insurance Policies    29
F.    Contracts and Leases After the Petition Date    29
G.    Reservation of Rights    29
H.    Nonoccurrence of Effective Date    30

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS    30
A.    Distributions on Account of Claims and Interests Allowed as of the Effective Date    30
B.    Rights and Powers of the Distribution Agent    30
C.    Special Rules for Distributions to Holders of Disputed Claims    30
D.    Delivery of Distributions    31
E.    Claims Paid or Payable by Third Parties    32
F.    Setoffs    33
G.    Allocation Between Principal and Accrued Interest    33

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS    34
A.    Allowance of Claims    34
B.    Claims Administration Responsibilities    34
C.    Estimation of Claims    34
D.    Adjustment to Claims Without Objection    34
E.    Time to File Objections to Claims    34
F.    Disallowance of Claims    35
G.    Amendments to Claims    35
H.    No Distributions Pending Allowance    35
I.    Distributions After Allowance    35

ARTICLE VIII. EFFECT OF CONFIRMATION OF THE PLAN    35
A.    Discharge of Claims and Termination of Interests    35
B.    Releases by the Debtors    36
C.    Releases by Holders of Claims and Interests    36
D.    Exculpation    37
E.    Injunction    37
F.    Protection Against Discriminatory Treatment    38
G.    Release of Liens    38
H.    Reimbursement or Contribution    38

ii

TABLE OF CONTENTS (CONT’D)
Page

I.    Recoupment    38
J.    Subordination Rights    39
K.    SEC Rights Reserved    39

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE    39
A.    Conditions Precedent to the Effective Date    39
B.    Waiver of Conditions    40
C.    Effect of Non-Occurrence of Conditions to Consummation    40
D.    Substantial Consummation    40

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN    41
A.    Modification of Plan    41
B.    Effect of Confirmation on Modifications    41
C.    Revocation or Withdrawal of Plan    41

ARTICLE XI. RETENTION OF JURISDICTION    41

ARTICLE XII. MISCELLANEOUS PROVISIONS    43
A.    Immediate Binding Effect    43
B.    Additional Documents    43
C.    Dissolution of the Creditors’ Committee    43
D.    Payment of Statutory Fees    43
E.    Reservation of Rights    43
F.    Successors and Assigns    44
G.    Service of Documents    44
H.    Term of Injunctions or Stays    44
I.    Entire Agreement    44
J.    Plan Supplement    45
K.    Non-Severability    45
L.    Votes Solicited in Good Faith    45
M.    Closing of Chapter 11 Cases    45
N.    Waiver or Estoppel    45

iii

INTRODUCTION
Parker Drilling Company and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases propose this joint chapter 11 plan of reorganization pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.
Reference is made to the accompanying Disclosure Statement for the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates for a discussion of the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.
ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES
A.    Defined Terms
1.“2020 Notes” means the 7.50% Senior Notes due August 2020, issued in the original principal amount of $225,000,000.00, pursuant to the 2020 Notes Indenture.
2.    “2020 Notes Claim” means any Claim against the Debtors arising from or based upon the 2020 Notes or the 2020 Notes Indenture.
3.    “2020 Notes Indenture” means that certain Indenture, dated as of July 30, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2020 Notes, among Parker, each of the other Debtors party thereto, and the Indenture Trustee.
4.    “2022 Notes” means the 6.75% Senior Notes due July 2022, issued in the original principal amount of $360,000,000.00, pursuant to the 2022 Notes Indenture.
5.    “2022 Notes Claim” means any Claim against the Debtors arising from or based upon the 2022 Notes or the 2022 Notes Indenture.
6.    “2022 Notes Indenture” means that certain Indenture, dated as of January 22, 2014, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2022 Notes, among Parker, each of the other Debtors party thereto, and the Indenture Trustee.
7.    “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
8.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be

30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.
9.    “Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.
10.    “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.
11.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.
12.    “Backstop Commitment Agreement” means that certain backstop commitment agreement, entered into and dated as of December 12, 2018, pursuant to which the Backstop Commitment Parties have agreed to Backstop the Rights Offering, as may be amended or modified from time to time in accordance with the terms thereof.
13.    “Backstop Commitment Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.
14.    “Bank of America Credit Card Program” has the meaning ascribed to such term in the Final DIP Order.
15.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.
16.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.
17.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

18.    “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.
19.    “Bar Date Order” means the order of the Bankruptcy Court establishing the Claims Bar Date [Docket No. 265].
20.    “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
21.    “Causes of Action” means any claims, Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non‑contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.
22.    “Certificate” means any instrument evidencing a Claim or an Interest.
23.    “Chapter 11 Cases” means, when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.
24.    “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.
25.    “Claims Bar Date” means the applicable bar date by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.
26.    “Class” means a category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
27.    “Company” means Parker together with its Debtor and non-Debtor Affiliates.
28.    “Compensation Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.
29.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.
30.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
31.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.
32.    “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
33.    “Consenting Stakeholder Fees and Expenses” has the meaning ascribed to such term in the Restructuring Support Agreement.

34.    “Consenting Stakeholders” has the meaning ascribed to such term in the Restructuring Support Agreement.
35.    “Consummation” means the occurrence of the Effective Date.
36.    “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.
37.    “Creditors’ Committee” means the official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.
38.    “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default(s) under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
39.     “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, officers’, and employees’ liability.
40.     “Debtors” means, collectively, Parker Drilling Company, 2M-TEK, Inc., Anachoreta, Inc., Pardril, Inc., Parker Aviation Inc., Parker Drilling Arctic Operating, LLC, Parker Drilling Company of Niger, Parker Drilling Company North America, Inc., Parker Drilling Company of Oklahoma, Incorporated, Parker Drilling Company of South America, Inc., Parker Drilling Management Services, Ltd., Parker Drilling Offshore Company, LLC, Parker Drilling Offshore USA, L.L.C., Parker North America Operations, LLC, Parker Technology, Inc., Parker Technology, L.L.C., Parker Tools, LLC, Parker-VSE, LLC, Quail USA, LLC, and Quail Tools, L.P.
41.    “Definitive Documents” has the meaning ascribed to such term in the Restructuring Support Agreement.
42.    “DIP Credit Agreement” means that certain Debtor in Possession Credit Agreement, dated as of December 14, 2018, by and among Parker, as parent borrower, certain other Debtors, as designated borrowers, each of the other applicable Debtors, as guarantors, each of the lenders from time to time party thereto, and the DIP Facility Agent.
43.    “DIP Facility” means the certain $50 million senior secured revolving credit facility provided pursuant to the DIP Credit Agreement.
44.    “DIP Facility Agent” means Bank of America, N.A., or any successor thereto, as administrative agent and collateral agent under the DIP Credit Agreement, solely in its capacity as such.
45.    “DIP Facility Claims” means any Claim held by any of the DIP Facility Lenders or the DIP Facility Agent arising under or related to the DIP Credit Agreement.
46.    “DIP Facility Lenders” means those certain lenders under the DIP Credit Agreement, solely in their capacity as such.
47.    “Disallowed” means any Claim that is not Allowed.
48.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, which disclosure statement shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
49.    “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement, entered on January 23, 2019 [Docket No. 312].

50.    “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
51.    “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.
52.    “Distribution Date” means, except as otherwise set forth herein and except distributions to holders of public securities, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.
53.    “DTC” means The Depository Trust Company.
54.    “Effective Date” means the date that is the first business day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and the Plan is deemed effective by the Debtors.
55.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
56.    “Estate” means, as to each Debtor, the estate created for the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
57.    “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) holders of the New Second Lien Term Loan; (c) the New Second Lien Term Loan Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lenders; (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.
58.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
59.    “Existing ABL Agent” means Bank of America, N.A., in its capacity as Administrative Agent under the Existing ABL Facility.
60.    “Existing ABL Claims” means any Claim derived from, based upon, or secured by the Existing ABL Documents, including any Claim related to a letter of credit outstanding under the Existing ABL Credit Agreement.
61.    “Existing ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 26, 2015 (as amended, supplemented, or modified from time to time) among certain of the Debtors, Bank of America, N.A. as Administrative Agent and L/C Issuer, Wells Fargo Bank, National Association as Syndication Agent, Barclays Bank PLC as Documentation Agent, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners, and other lenders and L/C issuers from time to time party thereto.
62.    “Existing ABL Documents” means the Existing ABL Credit Agreement and any other agreements or documents executed in connection therewith or related thereto.

63.    “Existing ABL Facility” means that certain prepetition senior secured revolving financing facility dated as of January 26, 2015 in the aggregate principal amount of up to $80.0 million at any time outstanding among certain of the Debtors, the Existing ABL Agent, and the Existing ABL Lenders, which was cancelled upon the filing of these Chapter 11 Cases.
64.    “Existing ABL Lenders” means, collectively, each financial institution party to the Existing ABL Credit Agreement as a Lender thereunder (and as defined therein).
65.    “Existing Common Interests” means the Interests in Parker arising from or related to the Existing Common Stock.
66.    “Existing Common Stock” means the shares of common stock issued by Parker.
67.     “Existing Common Stockholder Subscription Rights” means the non-certificated rights to be distributed to each Holder of Existing Common Stock that will enable each holder thereof to purchase its Pro Rata share of 9.2674% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.
68.    “Existing Interests” means, collectively, the Existing Preferred Stock and the Existing Common Stock.
69.    “Existing L/C” has the meaning ascribed to such term in the Final DIP Order.
70.    “Existing L/C Issuer” has the meaning ascribed to such term in the Final DIP Order.
71.    “Existing Preferred Interests” means the Interests in Parker arising from or related to the Existing Preferred Stock.
72.    “Existing Preferred Stockholder Subscription Rights” means the non-certificated rights to be distributed to each Holders of Existing Preferred Stock that will enable each holder thereof to purchase its Pro Rata share of 6.1783% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.
73.     “Existing Preferred Stock” means the shares of 7.25% Series A Mandatory Convertible Preferred Stock issued by Parker with a par value $1.00 per share.
74.    “Exit Facility” means the secured revolving credit facility that Reorganized Parker and certain other Reorganized Debtors will incur on the Effective Date in accordance with the Exit Facility Documents.
75.    “Exit Facility Agent” means Bank of America, N.A., as administrative and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.
76.    “Exit Facility Commitment Letter” means that certain letter agreement dated December 12, 2018 among Bank of America, N.A., in its capacity as a lead arranger and an initial lender, Deutsche Bank Securities Inc., in its capacity as a lead arranger, Deutsche Bank AG New York Branch, in its capacity as an initial lender, and Parker, by which the initial lenders committed to provide the Exit Facility to certain of the Reorganized Debtors.
77.    “Exit Facility Credit Agreement” means the revolving credit agreement governing the Exit Facility.
78.    “Exit Facility Documents” means the agreements and related documents governing the Exit Facility, which agreements and documents shall be consistent in all respects with the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders, and the Exit Facility Agent in accordance with the Exit Facility Commitment Letter.

79.    “Exit Facility Fee Letter” means that certain letter agreement dated December 12, 2018 among Bank of America, N.A., Deutsche Bank AG New York Branch, and Parker, setting forth Parker’s agreement to pay certain fees as consideration for the agreements and commitments under the Exit Facility Commitment Letter.
80.    “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.
81.    “File,” “Filed,” and “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court.
82.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
83.    “Final DIP Order” means the Final Order Authorizing Limited Use of Cash Collateral, Obtaining Post-Petition Credit Secured by Senior Liens, Granting Adequate Protection, Scheduling a Final Hearing, and Granting Related Relief [Docket No. 174].
84.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
85.    “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim; or (f) an Intercompany Claim.
86.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
87.    “Governance Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.
88.     “Holder” means an Entity holding a Claim or Interest, as applicable.
89.    “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
90.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.
91.    “Indenture Trustee” means the Bank of New York Mellon Trust Company, N.A., and any successor thereto, as trustee under the 2020 Notes Indenture and the 2022 Notes Indenture, respectively.
92.    “Indenture Trustee Expenses” means the reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Indenture Trustee, whether prior to or after the Petition Date, in each case under the Indentures.
93.    “Intercompany Claim” means any Claim held by a Debtor or a direct or indirect subsidiary of a Debtor against another Debtor.

94.    “Intercompany Interest” means, other than an Interest in Parker, an Interest in one Debtor held by another Debtor.
95.    “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including any Claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to the foregoing.
96.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
97.    “Management Incentive Plan” means a post-Effective Date management incentive plan, the terms of which shall be consistent in all respects with Article IV.H of the Plan and the Compensation Term Sheet and otherwise be on terms reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
98.    “New Common Stock” means the common stock of Reorganized Parker.
99.    “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents, of each of the Reorganized Debtors, which certificates or articles of incorporation, bylaws, or such other applicable formation documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance acceptable to the Required Consenting Stakeholders and reasonably acceptable to the Debtors.
100.    “New Second Lien Agent” means the administrative agent under the New Second Lien Term Loan, as determined by the Required Consenting Stakeholders in their sole discretion.
101.    “New Second Lien Term Loan” means $210 million new second lien secured term loan that Reorganized Parker will obtain on the Effective Date under the New Second Lien Term Loan Agreement.
102.    “New Second Lien Term Loan Agreement” means that certain credit agreement for the New Second Lien Term Loan that Reorganized Parker and certain other Reorganized Debtors will enter into in accordance with the Restructuring Support Agreement (including the New Second Lien Term Loan Term Sheet) and which shall be consistent in all respect with the Restructuring Support Agreement (including the New Second Lien Term Loan Term Sheet) and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
103.    “New Second Lien Term Loan Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.
104.    “New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, which shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement (including the New Warrant Term Sheet) and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
105.    “New Warrants” means the warrants to acquire an aggregate number of shares of New Common Stock equal to (after giving effect to the full exercise of the New Warrants) 13.5% of the New Common Stock, which will be issued pursuant to the New Warrant Agreement.
106.    “New Warrant Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.
107.    “Noteholder Subscription Rights” means the non-certificated rights to be distributed to each Holder of 2020 Notes Claims and 2022 Notes Claims that will enable each holder thereof to purchase its Pro Rata share of 26.4784% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

108.    “Notes” means, collectively, the 2020 Notes and the 2022 Notes.
109.    “Notes Claim” means a 2020 Notes Claim or 2022 Notes Claim.
110.    “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
111.    “Other Secured Claim” means any Secured Claim against any of the Debtors, other than an Existing ABL Claim.
112.    “P-Card Issuer” has the meaning ascribed to such term in the Final DIP Order.
113.    “Parker” means Parker Drilling Company.
114.    “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.
115.    “Petition Date” means the date, if applicable, on which the Debtors commenced the Chapter 11 Cases.
116.    “Plan” means this joint chapter 11 plan (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments hereto), which shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement to the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
117.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than 21 days before the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the material New Organizational Documents; (b) the New Second Lien Term Loan Agreement; (c) the New Warrant Agreement; (d) a list of retained Causes of Action; (e) a disclosure of the members of the Reorganized Parker Board; (f) the Schedule of Assumed Executory Contracts and Unexpired Leases; (g) the Schedule of Rejected Executory Contracts and Unexpired Leases; (h) the Restructuring Transactions Exhibit; (i) the form of the Management Incentive Plan; (j) the Registration Rights Agreement; and (k) the material Exit Facility Documents. Such documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement, and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan, the Restructuring Support Agreement and the Backstop Commitment Agreement, including the consent rights of the Required Consenting Stakeholders.
118.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
119.    “Pro Rata” means the proportion that an Allowed Claim or Existing Common Stock or Existing Preferred Stock in a particular Class bears to the aggregate amount of the Allowed Claims or Existing Common Stock or Existing Preferred Stock in that respective Class, or the proportion of the Allowed Claims or Existing Common Stock or Existing Preferred Stock in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Existing Common Stock or Existing Preferred Stock under the Plan.
120.    “Professional” means an Entity employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.
121.    “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.
122.    “Professional Fee Claim” means all Administrative Claims for the aggregate amount of compensation and other unpaid fees and expenses of Professionals that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates such Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.
123.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated amount of the Professional Fee Amount as set forth in Article II.B of the Plan.
124.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.
125.    “Put Option Cash Premium” has the meaning ascribed to such term in the Backstop Commitment Agreement.
126.    “Put Option Equity Premium” means a premium equal to 3.3539% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, payable to the Backstop Commitment Parties in accordance with the Backstop Commitment Agreement.
127.    “Registration Rights Agreement” means that certain registration rights agreement by and among Reorganized Parker and certain of the Consenting Stakeholders party thereto, which registration rights agreement shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Required Consenting Stakeholders and the Debtors.
128.    “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims or Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
129.    “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of the New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) the Existing L/C Issuer; (m) the P-Card Issuer; (n) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (o) with respect to each of the foregoing Entities in clauses (a) through (n), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.
130.    “Releases” means the releases provided for in Article VIII of the Plan.
131.    “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) the Existing L/C Issuer; (m) the P-Card Issuer; (n) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; (o) with respect to each of the foregoing Entities in clauses (a) through (n), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors; and (p) all Holders of Claims and Interests not described in the foregoing clauses (a) through (o).
132.    “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Restructuring Transactions, or any successor thereto.
133.    “Reorganized Parker” means Parker, as reorganized pursuant to and under the Plan, or any successor thereto.
134.    “Reorganized Parker Board” means the board of directors of Reorganized Parker on and after the Effective Date.
135.    “Required Consenting Stakeholders” has the meaning ascribed to such term in the Restructuring Support Agreement.
136.    “Restructuring Support Agreement” means that certain restructuring support agreement, entered into and dated as of December 12, 2018 by and among the Debtors and the Restructuring Support Parties, including all exhibits and schedules attached thereto, as such agreement may be amended from time to time in accordance with the terms thereof.
137.    “Restructuring Support Parties” means, collectively, the Consenting Stakeholders and the Debtors, in each case, that are party to the Restructuring Support Agreement.
138.    “Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.
139.    “Restructuring Transactions” mean those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Consenting Stakeholders reasonably determine to be necessary to implement the Plan.
140.    “Restructuring Transactions Exhibit” means an exhibit, which may be included, as needed, in the Plan Supplement, and which sets forth the Restructuring Transactions the Debtors shall implement on the Effective Date.
141.    “Rights Offering” means the distribution of Subscription Rights to the Rights Offering Participants, pursuant to which such Holders are eligible to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.
142.    “Rights Offering Offerees” means, collectively, (i) the Holders of Existing Preferred Stock and Existing Common Stock and (ii) the Holders of the Notes Claims.
143.     “Rights Offering Participants” means, collectively, (i) the Holders of Existing Preferred Stock and Existing Common Stock and (ii) the Holders of the Notes Claims who duly subscribe for New Common Stock in accordance with the Rights Offering Procedures.
144.    “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, approved by the Disclosure Statement Order, which rights offering procedures shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
145.    “Rights Offering Shares” means, collectively, the shares of New Common Stock issued in the Rights Offering.

146.     “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any modifications or amendments thereto), if any, of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time in accordance with the Plan, which schedule shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
147.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time in accordance with the Plan, which schedule shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
148.    “Schedules” means, collectively, the schedules of assets and liabilities and statements of financial affairs Filed by the Debtors.
149.    “SEC” means the Securities and Exchange Commission.
150.    “Secured” means, when referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.
151.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time.
152.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act. “Securities” shall have a correlative meaning.
153.    “Servicer” means an agent or other authorized representative of Holders of Claims or Interests.
154.    “Solicitation Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.
155.    “Solicitation Commencement Date” means the date of distribution of the Solicitation Materials to Holders of Claims and Interests in Voting Classes.
156.    “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan, which solicitation materials shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.
157.     “Subscription Rights” means, collectively, the Existing Common Stockholder Subscription Rights, Existing Preferred Stockholder Subscription Rights, and Noteholder Subscription Rights.
158.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Existing Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

159.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party to that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
160.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
161.    “Unsubscribed Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.
162.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.
163.    “Voting Classes” has the meaning ascribed to such term in the Disclosure Statement Order.
B.    Rules of Interpretation
For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation,” and (13) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
C.    Computation of Time
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a business day, then such transaction shall instead occur on the next succeeding business day.
D.    Governing Law
Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

E.    Reference to Monetary Figures
All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.
F.    Reference to the Debtors or the Reorganized Debtors
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
G.    Controlling Document
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the applicable Plan Supplement Document shall control. In the event of an inconsistency between the Confirmation Order and any of the Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control. For the avoidance of doubt, the executed post-Effective Date Definitive Documents shall control the matters set forth therein in the event of a conflict between any such Definitive Document and any other document.
ARTICLE II.
ADMINISTRATIVE AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.
A.    Administrative Claims
Except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.
B.    Professional Fee Claims
All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed with the Bankruptcy Court no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than 3 business days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates, and the Professional Fee Escrow Account shall be maintained in trust solely for the benefit of Holders of Professional Fee Claims. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall be turned over to the Reorganized Debtors.
From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
C.    Priority Tax Claims
Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.
D.    DIP Claims
As of the Effective Date, the DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreement. Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Holder shall receive payment in full in cash. Upon the payment in full of the Allowed DIP Claims in accordance with the Plan, on the Effective Date, all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
E.    Statutory Fees
All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.
ARTICLE III.
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
A.    Classification of Claims and Interests
The Plan constitutes a separate plan proposed by each Debtor within the meaning of section 1121 of the Bankruptcy Code. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Existing Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, as applicable; provided, that any Class that does not contain any Allowed Claims or Existing Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.
Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept
2	Other Priority Claims	Unimpaired	Deemed to Accept
3	Reserved
4	2020 Notes Claims	Impaired	Entitled to Vote
5	2022 Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired, or Impaired	Deemed to Accept, or Deemed to Reject
8	Intercompany Interests	Unimpaired	Deemed to Accept
9 10	Existing Preferred Interests Existing Common Interests	Impaired Impaired	Entitled to Vote Entitled to Vote
B.    Treatment of Classes of Claims and Interests
1.    Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims against the Debtors.

b.
Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) either:

i.	payment in full in Cash;

ii.	delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

iii.	Reinstatement of such Other Secured Claim; or

iv.	such other treatment rendering such Other Secured Claim Unimpaired.

c.
Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims in Class 1 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims in Class 1 are not entitled to vote to accept or reject the Plan.

2.    Class 2 — Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims against the Debtors.

b.
Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full and final satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder of an Allowed Other Priority Claim shall receive either:

i.	Cash in an amount equal to such Allowed Other Priority Claim; or

ii.	such other treatment rendering such Other Priority Claim Unimpaired.

c.
Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims in Class 2 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.    Class 3 — Reserved
4.    Class 4 — 2020 Notes Claims

a.	Classification: Class 4 consists of all 2020 Notes Claims against the Debtors.

b.	Treatment: In full and final satisfaction of each Allowed 2020 Notes Claim, each Holder of an Allowed 2020 Notes Claim shall receive its Pro Rata share of:

i.
34.3431% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	$92,571,429.00 of the New Second Lien Term Loan;

iii.	38.4615% of the Noteholder Subscription Rights; and

iv.	cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.

c.	Voting: Class 4 is Impaired. Holders of Allowed 2020 Notes Claims in Class 4 are entitled to vote to accept or reject the Plan.
5.    Class 5 — 2022 Notes Claims

a.	Classification: Class 5 consists of all 2022 Notes Claims against the Debtors.

b.	Treatment: In full and final satisfaction of each Allowed 2022 Notes Claim, each Holder of an Allowed 2022 Notes Claim shall receive its Pro Rata share of:

i.
62.9069% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	$117,428,571.00 of the New Second Lien Term Loan;

iii.	61.5385% of the Noteholder Subscription Rights; and

iv.	cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.

c.	Voting: Class 5 is Impaired. Holders of Allowed 2022 Notes Claims in Class 5 are entitled to vote to accept or reject the Plan.
6.    Class 6 — General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims against the Debtors.

b.
Treatment: In full and final satisfaction of each Allowed General Unsecured Claim, each Holder thereof shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of: (i) the Effective Date; or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

c.
Voting: Class 6 is Unimpaired. Holders of Allowed General Unsecured Claims in Class 6 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims in Class 6 are not entitled to vote to accept or reject the Plan.

7.    Class 7 — Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims against the Debtors.

b.
Treatment: Unless otherwise provided for under the Plan, on the Effective Date, Intercompany Claims shall be reinstated, compromised, or cancelled at the election of the Debtors (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld), such that Intercompany Claims are treated in a tax-efficient manner.

c.
Voting: Class 7 is either Unimpaired, in which case the Holders of Allowed Intercompany Claims in Class 7 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Allowed Intercompany Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Intercompany Claim in Class 7 will not be entitled to vote to accept or reject the Plan.

8.    Class 8 — Intercompany Interests

a.	Classification: Class 8 consists of any Intercompany Interests in any Debtor.

b.	Treatment: On the Effective Date, Allowed Intercompany Interests shall receive no recovery or distribution and shall be Reinstated solely to maintain the Debtors’ corporate structure.

c.
Voting: Class 8 is Unimpaired. Holders of Allowed Intercompany Interests in Class 8 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Interests in Class 8 are not entitled to vote to accept or reject the Plan.

9.    Class 9 — Existing Preferred Interests

a.	Classification: Class 9 consists of all Existing Preferred Interests in Parker.

b.	Treatment: On the Effective Date, each Existing Preferred Interest in Parker shall be cancelled and shall be of no further force and effect. Each Holder thereof shall receive its Pro Rata share of:

i.
1.1% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	the Existing Preferred Stockholder Subscription Rights; and

iii.	40.0% of the New Warrants.

c.	Voting: Class 9 is Impaired. Holders of Existing Preferred Interests in Class 9 are entitled to vote to accept or reject the Plan.
10.    Class 10 — Existing Common Interests

a.	Classification: Class 10 consists of all Existing Common Interests in Parker.

b.	Treatment: On the Effective Date, each Existing Common Interest in Parker shall be cancelled and shall be of no further force and effect. Each Holder thereof shall receive its Pro Rata share of:

i.
1.65% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Premium, and the exercise of the New Warrants;

ii.	the Existing Common Stockholder Subscription Rights; and

iii.	60.0% of the New Warrants.

c.	Voting: Class 10 is Impaired. Holders of Existing Common Interests in Class 10 are entitled to vote to accept or reject the Plan.
C.    Special Provision Governing Unimpaired Claims
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.
D.    Elimination of Vacant Classes
Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Existing Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
E.    Voting Classes; Presumed Acceptance by Non-Voting Classes
If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.
F.    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Restructuring Support Agreement, the Backstop Commitment Agreement, the Bankruptcy Code and the Bankruptcy Rules.
G.    Intercompany Interests
To the extent Reinstated under the Plan, the Intercompany Interests shall be Reinstated for the ultimate benefit of the Holders of Claims that receive New Common Stock under the Plan, and shall receive no recovery or distribution. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).
H.    Subordinated Claims and Interests
The allowance, classification, and treatment of all Allowed Claims and Existing Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
ARTICLE IV.
PROVISIONS FOR IMPLEMENTATION OF THE PLAN
A.    General Settlement of Claims, Interests, and Causes of Action
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.
B.    Restructuring Transactions
On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall consummate the Reorganization Transactions and take all actions reasonably acceptable to the Consenting Stakeholders as may be necessary or appropriate to effectuate the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including, but not limited to the documents comprising the Plan Supplement and the New Organizational Documents; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Organizational Documents; (4) such other transactions that are required to effectuate the Restructuring Transactions; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
C.    New Second Lien Term Loan
On the Effective Date, the Reorganized Debtors shall enter into the New Second Lien Term Loan Agreement and any related documents to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall approve the New Second Lien Term Loan, the New Second Lien Term Loan Agreement and all related documents and agreements, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into and execute the New Second Lien Term Loan Agreement and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.
The lenders under the New Second Lien Term Loan Agreement shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the New Second Lien Term Loan Agreement and all related documents and agreements. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the New Second Lien Term Loan and all related documents and agreements are granted in good faith as an inducement to the lenders under the New Second Lien Term Loan Agreement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the New Second Lien Term Loan Agreement and any relevant related documents and agreements.
D.    Issuance and Distribution of New Common Stock
All Existing Interests in Parker shall be cancelled on the Effective Date and Reorganized Parker shall issue the New Common Stock to Holders of Claims and Interests entitled to receive New Common Stock pursuant to the Plan, the Rights Offering, and the Backstop Commitment Agreement. The issuance of New Common Stock shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Stock issued under the Plan (including the New Common Stock underlying the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable.
E.    Issuance and Distribution of New Warrants
On the Effective Date, Reorganized Parker shall issue the New Warrants to Holders of Existing Interests pursuant to the Plan and in accordance with the New Warrant Agreement. The issuance of the New Warrants, including the underlying New Common Stock, shall be duly authorized without the need for any further corporate action. The holders of New Warrants shall be deemed to be parties to, and bound by, the terms of the New Warrant Agreement (solely in their capacity as shareholders and warrant holders of Reorganized Parker) without further action or signature. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Warrants shall be bound thereby.
F.    Rights Offering
The Debtors shall distribute the Subscription Rights for the $95,000,000.00 Rights Offering to the Rights Offering Offerees as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Rights Offering shall be open to all Rights Offering Participants.
Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Reorganized Debtors shall be authorized to issue the New Common Stock in accordance with the Plan, the Backstop Commitment Agreement, and the Rights Offering Procedures.

Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties shall purchase any Rights Offering Shares not subscribed to by Rights Offering Participants at the per share purchase price set forth in the Backstop Commitment Agreement. On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors.
In addition, on the Effective Date, New Common Stock in an amount equal to the Put Option Equity Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement.
G.    Exit Facility
On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facility Documents to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith. Notwithstanding anything in the Plan or Plan Supplement to the contrary, the Exit Facility Lenders shall not be obligated to enter into or fund the Exit Facility other than as set forth in the Exit Facility Commitment Letter and the Exit Facility Fee Letter.
The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.
The lenders under the Exit Facility shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.
H.    Management Incentive Plan
The entry of the Confirmation Order shall constitute approval of the Management Incentive Plan and the authorization for the Reorganized Parker Board to adopt such plan.
I.    Management of Reorganized Parker
The Debtors’ current management team shall remain in their current positions after consummation of the Restructuring Transactions, and shall enter into new employment agreements in connection with the Restructuring Transactions on terms and conditions consistent with the Compensation Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

J.    Exemption from Registration Requirements
The offering, issuance, and distribution of any Securities, including the New Common Stock, and New Warrants, pursuant to the Plan, including the Rights Offering Shares and the New Common Stock issued on account of the Put Option Equity Premium, will be exempt from the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, the New Common Stock and New Warrants issued under the Plan may be sold without registration under the Securities Act by the recipients thereof, subject to:  (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) any other applicable regulatory approval; and (3) the transfer restrictions set forth in the New Organizational Documents, if any. All Unsubscribed Shares of New Common Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (other than shares of New Common Stock issued on account of the Put Option Equity Premium) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.
If the ownership of the New Common Stock, the New Warrants or the New Common Stock issued upon the exercise of the New Warrants is reflected through the facilities of the DTC, neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock and the New Warrants under applicable securities laws.
DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, the New Warrants and/or shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and the shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
K.    Vesting of Assets
Except as otherwise provided in the Plan or in any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
L.    Cancelation of Instruments, Certificates, and Other Documents
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Existing ABL Credit Agreement, the 2020 Notes, the 2022 Notes, and any other credit agreements and indentures, shall be terminated and canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged. In addition to the foregoing, the Indentures shall continue in effect solely to the extent necessary to: (i) allow a disbursing agent or the Indenture Trustee to make distributions to the Holders of Notes Claims; (ii) permit the Indenture Trustee to assert its charging lien; and (iii) allow the Indenture Trustee to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Indenture.
If the record holder of the 2020 Notes or 2022 Notes is DTC or its nominee or another securities depository or custodian thereof, and such 2020 Notes or 2022 Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the 2020 Notes or 2022 Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.
M.    Corporate Action
On and after the Effective Date, all actions contemplated by the Plan are and shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption, execution, and/or filing of the New Organizational Documents; (2) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the Reorganized Parker Board; (3) the authorization, issuance, and distribution of the New Second Lien Term Loan, the Exit Facility, and the New Common Stock and the New Warrants and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (5) the formation of any Entities pursuant to the Restructuring Transactions; (6) the implementation of the Restructuring Transactions; (7) the adoption of the Management Incentive Plan by the Reorganized Parker Board; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further corporate or other action by any Security holders, members, directors, or officers of the Debtors or Reorganized Debtors, as applicable.
On or before the Effective Date, as applicable, the appropriate directors and officers of the Debtors or the Reorganized Debtors shall be (or shall be deemed to have been) authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non‑bankruptcy law.
N.    Corporate Existence
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law). Notwithstanding the foregoing, the Debtors reserve the right to modify the Debtors’ corporate structure as of the Effective Date, including by merger or liquidation of any Reorganized Debtor or otherwise.
O.    New Organizational Documents
On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies)

shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan, the Restructuring Support Agreement (including the Governance Term Sheet) the New Organizational Documents, as applicable, and the Bankruptcy Code. To the extent required under the Plan or applicable nonbankruptcy law, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Organizational Documents shall, among other things: (1) authorize the issuance of the New Common Stock and the New Warrants and the shares of New Common Stock issued upon the exercise of the New Warrants; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.
P.    Effectuating Documents; Further Transactions
On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors and managers (or other relevant governing body) thereof, including the Reorganized Parker Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.
Q.    Section 1146(a) Exemption
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; (4) the grant of collateral as security for the New Second Lien Term Loan, as applicable; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
R.    Directors and Officers
As of the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the Reorganized Parker Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. As set forth in the Restructuring Support Agreement (including the Governance Term Sheet), the initial Reorganized Parker Board shall consist of 7 members, consisting of (i) 6 members selected by the Required Consenting Stakeholders in their sole discretion and (ii) the Chief Executive Officer of Reorganized

Parker. The Chief Executive Officer of Parker shall be permitted to participate in any formal interviews of candidates for the Reorganized Parker Board to the extent that the Chief Executive Officer is available whenever such formal interviews are scheduled.
Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Reorganized Parker Board, as well as those Persons that will serve as officers of the Reorganized Debtors. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Provisions regarding the removal, appointment, and replacement of members of the Reorganized Parker Board will be disclosed in the New Organizational Documents.
S.    Employee Arrangements of the Reorganized Debtors
On the Effective Date, the Debtors shall have (1) assumed each of the written contracts, agreements, policies, programs and plans for compensation, bonuses, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and existing compensation arrangements for the employees of the Debtors (but excluding any severance agreements with any of Debtors’ former employees) that are not set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases; or (2) entered into a new employee agreement on terms acceptable to the respective employee and the Reorganized Debtors, and on the terms and conditions and subject to the approval rights set forth in the Restructuring Support Agreement (including the Compensation Term Sheet attached thereto as Exhibit 4 thereto); provided, that it is agreed and understood that any employment agreements or arrangements that constitute a component of at will employment arrangements, are provided or determined in the Debtors’ discretion, or are subject to modification or termination by the Debtors in accordance with applicable law will remain as such with respect to the Reorganized Debtors. Except to the extent provided by Article VIII of the Plan, nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such employment agreements. Notwithstanding the foregoing, it is agreed an understood that (i) the consummation of the Restructuring Transactions and the Plan shall not trigger any change in control provision (or other similar provision) under any contract, agreement, policy, program, or plan; and (ii) the Debtors’ existing quarterly cash incentive program for insiders will terminate at the end of the calendar quarter during which the Effective Date occurs in accordance with the Compensation Term Sheet.
Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
T.    Preservation of Causes of Action
Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.T include any claim or Cause of Action with respect to, or against, a Released Party that is released under Article VIII of the Plan.
In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Article IV.T that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.
U.    Indenture Trustee Expenses
On the Effective Date, the Debtors or Reorganized Debtors shall distribute Cash to the Indenture Trustee in an amount equal to the Indenture Trustee Expenses; provided, that the Indenture Trustee shall provide the Debtors with the invoices for which it seeks payment no later than five (5) days prior to the Effective Date. If the Debtors dispute any Indenture Trustee Expenses, the Debtors shall (i) pay the undisputed portion of the Indenture Trustee Expenses and (ii) notify the Indenture Trustee within five (5) days after presentation of the invoices by the Indenture Trustee.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.    Assumption or Rejection of Executory Contracts and Unexpired Leases
Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Exit Facility Commitment Letter, and Exit Facility Fee Letter were previously approved by the Bankruptcy Court and shall not be rejected.
Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. To the extent applicable, no change of control (or similar provision) will be deemed to occur under any such Executory Contract or Unexpired Lease.
B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases
Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of the order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.
C.    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Solicitation Agent on or before 15 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.
If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.
D.    Indemnification
On and as of the Effective Date, the Indemnification Provisions will be assumed, irrevocable with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date, and will survive the effectiveness of the Plan, and the New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors (or similar governing body) of, any of the Debtors as of the Petition Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date.
E.    Insurance Policies
Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Cure Claim need be Filed, and shall survive the Effective Date.
On or before the Effective Date, the Debtors shall purchase and maintain tail coverage under the D&O Liability Insurance Policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the existing D&O Liability Insurance Policies. In addition to such tail coverage, the D&O Liability Insurance Policies shall remain in place in the ordinary course during the Chapter 11 Cases.
F.    Contracts and Leases After the Petition Date
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.
G.    Reservation of Rights
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
H.    Nonoccurrence of Effective Date
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A.    Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article III.B.2 and Article III.B.1, respectively. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no more frequently than once in every 90-day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.
B.    Rights and Powers of the Distribution Agent
1.    Powers of Distribution Agent
The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.
2.    Expenses Incurred On or After the Effective Date
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.
C.    Special Rules for Distributions to Holders of Disputed Claims
Except as otherwise agreed by the relevant parties: (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (2) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order for the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.
Any fund established to hold consideration to be received under the Plan pending resolution of Disputed Claims shall be treated as a “disputed ownership fund” pursuant to Treasury Regulation section 1.468B-9. Any such fund shall, therefore, be subject to entity-level taxation. For the avoidance of doubt, any New Common Stock shall not be issued to such fund; rather, Reorganized Parker shall retain sufficient authorized, but unissued, New Common Stock and issue them directly to Holders of Claims following the resolution of Disputed Claims.
D.    Delivery of Distributions
1.    Record Date for Distributions
Except for distributions to holders of public securities, three business days before the Effective Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims. The Distribution Agent shall have no obligation to recognize any transfer of Claims or Interests occurring on or after 3 business days before the Effective Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount. For the avoidance of doubt, no record date for distributions shall apply to holders of public securities.
2.    Distribution Process
The Distribution Agent shall make all distributions required under the Plan, except that with respect to distributions to Holders of Allowed Claims governed by a separate agreement, shall exercise commercially reasonable efforts to implement appropriate mechanics governing such distributions in accordance with the Plan and the terms of the relevant governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Existing Interests, including Claims and Interests that become Allowed after the Effective Date, shall be made to Holders of record or their respective designees as of 3 business days before the Effective Date: (a) to the address of such Holder or designee as set forth in the applicable register (or if the appropriate notice has been provided pursuant to the governing agreement in writing, on or before the date that is 10 calendar days before the Effective Date, of a change of address or an identification of designee, to the changed address or to such designee, as applicable); or (b) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the applicable register, no Proof of Claim has been Filed, and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 calendar days before the Effective Date. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. Except as otherwise provided in the Plan, Holders of Claims and Holders of Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.
3.    Compliance Matters
In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, or withholding distributions pending receipt of information necessary to facilitate such distributions. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.
4.    Foreign Currency Exchange Rate
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.
5.    Fractional, Undeliverable, and Unclaimed Distributions

a.
Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock or the New Second Lien Term Loan would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest interest or share or dollar, as applicable, with half interests of shares, or any amount equal to $0.50, or less being rounded down. The total number of authorized shares of New Common Stock and

New Warrants to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

b.
Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to Article VI.D.5.c of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

c.
Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of 6 months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New Common Stock or New Warrants, each shall be deemed canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.    Surrender of Canceled Instruments or Securities
On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.D.6 shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.
E.    Claims Paid or Payable by Third Parties
1.    Claims Paid by Third Parties
A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors shall provide 21 calendar days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 calendar days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each business day after the 14‑day grace period specified above until the amount is repaid.

2.    Claims Payable by Insurance Carriers
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Debtors shall provide 21 calendar days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.
3.    Applicability of Insurance Policies
Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
F.    Setoffs
Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.
G.    Allocation Between Principal and Accrued Interest
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Allowed Claims, to any portion of such Claims for accrued but unpaid interest.
ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS
A.    Allowance of Claims
After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the

Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.
B.    Claims Administration Responsibilities
Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors and the Consenting Stakeholders shall have the sole authority to File and prosecute objections to Claims, and the Reorganized Debtors shall have the sole authority to (1) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (2) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. On and after the Effective Date, the Reorganized Debtors will use commercially reasonable efforts to advance the claims resolution process through estimation or otherwise.
C.    Estimation of Claims
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.
D.    Adjustment to Claims Without Objection
Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
E.    Time to File Objections to Claims
Any objections to Claims shall be Filed on or before the Claims Objection Bar Date.
F.    Disallowance of Claims
Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized

Debtors. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.
Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.
G.    Amendments to Claims
On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.
H.    No Distributions Pending Allowance
If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors.
I.    Distributions After Allowance
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.
ARTICLE VIII.
EFFECT OF CONFIRMATION OF THE PLAN
A.    Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.
B.    Releases by the Debtors
Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:
1.    the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;
2.    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;
3.    the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or
4.    any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.
Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud, (ii) the rights of any party under any employment agreement or plan, or (iii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
C.    Releases by Holders of Claims and Interests
As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:
1.    the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;
2.    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;
3.    the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or
4.    any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.
Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud or (ii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
D.    Exculpation
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Rights Offering, the Rights Offering Procedures, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
E.    Injunction
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.
F.    Protection Against Discriminatory Treatment
In accordance with section 525 of the Bankruptcy Code, and consistent with Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
G.    Release of Liens
Except as otherwise specifically provided in the Plan, the New Second Lien Term Loan Agreement, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent(s) for the Exit Facility and the New Second Lien Term Loan to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.
H.    Reimbursement or Contribution
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as non-contingent, or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.
I.    Recoupment
In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
J.    Subordination Rights
Any distributions under the Plan to Holders of Allowed Claims or Existing Interests shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided, that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.
K.    SEC Rights Reserved
Nothing in the Plan or the Confirmation Order (1) releases any non-Debtor Entity from any Claim or cause of action of the SEC; or (2) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-Debtor Entity in any forum.
ARTICLE IX.
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
A.    Conditions Precedent to the Effective Date
It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:
1.    The Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, and the Confirmation Order shall be a Final Order; provided, that notwithstanding anything to the contrary herein, the determination to not consummate the Plan after the expiration of the applicable period to file an appeal solely on the basis that the Confirmation Order has not become a Final Order after the applicable appeals period has elapsed due to a pending appeal shall require the unanimous written consent of all Consenting Stakeholders represented by Akin Gump; and provided, further, that in the event that the Effective Date of the Plan does not occur solely as a result of the Confirmation Order not being a Final Order after the applicable period has elapsed due to a pending appeal, the Backstop Commitment Parties shall not be entitled to receive the Put Option Equity Premium until and unless the Plan, including the Rights Offering, is consummated, and the Put Option Cash Premium received by the Backstop Commitment Parties in connection with execution of the Backstop Commitment Agreement shall be returned to the Debtors in accordance therewith;
2.    The Plan, the Definitive Documents, and all documents contained in any Plan supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or filed, in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Company Parties and the Required Consenting Stakeholders and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;
3.    The Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing;
4.    The Backstop Commitment Agreement and the Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that would give rise to a right to terminate the Backstop Commitment Agreement or the Restructuring Support Agreement for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice could have been given to the extent such notice is not permitted due to the commencement of the Chapter 11 cases and the related automatic stay;
5.    No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring, the Restructuring Support Agreement or any of the Definitive Documents contemplated thereby;

6.    The Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions;
7.    The Debtors shall have paid all Consenting Stakeholder Fees and Expenses;
8.    All Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;
9.    Immediately after the consummation of the Restructuring, the Company shall have at least $25 million unrestricted cash, net of all fees, expenses, and any other payments contemplated in connection with the consummation of the Restructuring Transactions, without taking into account the proceeds of the Rights Offering;
10.    The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Restructuring Support Agreement (subject to the consent rights of the Parties set forth therein); and
11.    All Allowed DIP Claims shall have been paid in full in accordance with the terms hereof.
B.    Waiver of Conditions
The conditions to the Effective Date of the Plan set forth in Article IX of the Plan may only be waived with the consent of the Debtors and the Required Consenting Stakeholders (such consents not to be unreasonably withheld) without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, that the condition to the Effective Date of the Plan set forth in Section IX.A.1 may be waived after any applicable appeals period has elapsed with the consent of the Debtors and any one Consenting Stakeholder represented by Akin Gump; provided further, that the condition to the Effective Date of the Plan set forth in Section IX.A.11 may not be waived without the prior written consent of the DIP Facility Agent.
C.    Effect of Non-Occurrence of Conditions to Consummation
If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement or the Backstop Commitment Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, that all provisions of the Restructuring Support Agreement or the Backstop Commitment Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.
D.    Substantial Consummation
“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.
ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
A.    Modification of Plan
Effective as of the date hereof and subject to the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.
B.    Effect of Confirmation on Modifications
Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C.    Revocation or Withdrawal of Plan
The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.
ARTICLE XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims; provided, that the Bankruptcy Court’s jurisdiction with respect to the foregoing shall be on a non-exclusive basis;
2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;
4.    ensure that distributions to Holders of Allowed Claims and Existing Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;
5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by a Final Order in the Chapter 11 Cases ,and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
9.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
10.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.E.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;
11.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
12.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
13.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
14.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;
15.    enforce all orders previously entered by the Bankruptcy Court;
16.    hear and determine disputes involving all matters the implementation of the Plan, including the New Second Lien Term Loan to the extent required to adjudicate the foregoing, provided, however, that upon the closing of the relevant facilities and execution of the New Organizational Documents, disputes with respect to the Exit Facility, the Existing L/Cs, the Bank of America Credit Card Program, the New Second Lien Term Loan, and the New Organizational Documents that are not related to the Plan shall otherwise be governed by the jurisdictional, forum selection or dispute resolution clause contained in such document; and
17.    hear any other matter not inconsistent with the Bankruptcy Code.
Notwithstanding the foregoing, the Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code. As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility, the Existing L/Cs, the Bank of America Credit Card Program, the New Second Lien Term Loan Agreement, the New Warrant Agreement, and the Registration Rights Agreement shall be governed by the jurisdictional provisions contained therein.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
A.    Immediate Binding Effect
Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
B.    Additional Documents
On or before the Effective Date, and subject to the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C.    Dissolution of the Creditors’ Committee
On the Confirmation Date, the Creditors’ Committee, if any is appointed, shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Creditors’ Committee and its Professionals. The Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Confirmation Date.
D.    Payment of Statutory Fees
All fees payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor and Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s or Reorganized Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.
E.    Reservation of Rights
The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
F.    Successors and Assigns
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
G.    Service of Documents
After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Parker Drilling Company 5 Greenway Plaza, Suite 100 Houston, Texas 77046 Attn: John Edward Menger Jennifer Simons with copies to:
Counsel to Debtors
Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: James H.M. Sprayregen, P.C.
               Laura E. Krucks

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn: Christopher J. Marcus, P.C.
           Brian E. Schartz, P.C.
            Matthew C. Fagen

H.    Term of Injunctions or Stays
Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
I.    Entire Agreement
Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
J.    Plan Supplement
After any of such documents included in the Plan Supplement are Filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Solicitation Agent’s website at https://cases.primeclerk.com/parkerdrilling or the Bankruptcy Court’s website at https://www.pacer.gov/.
K.    Non-Severability
If, prior to Confirmation, the Bankruptcy Court holds any term or provision of the Plan to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Required Consenting Stakeholders; and (3) non-severable and mutually dependent.
L.    Votes Solicited in Good Faith
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of the Restructuring Support Parties and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.
M.    Closing of Chapter 11 Cases
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
N.    Waiver or Estoppel
Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: January 23, 2019	PARKER DRILLING COMPANY on behalf of itself and all other Debtors

/s/ Michael Sumruld
Name: Michael Sumruld Title: Chief Financial Officer Parker Drilling Company